Exhibit 99.1

                            LTX CORPORATION

                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                              January 31,    July 31,
                                                    2004        2003
                                              (Unaudited)   (Audited)

  ASSETS
  Current assets:
    Cash and cash equivalents                    $72,580     $73,167
    Marketable Securities                         60,249      63,416
    Accounts receivable - trade                   25,611      12,033
    Accounts receivable - other                    7,371       5,192
    Inventories                                   62,420      66,852
    Prepaid expense                               10,415      10,989

      Total current assets                       238,646     231,649

  Property and equipment, net                     71,724      73,443
  Goodwill and other intangible assets            15,014      14,764
  Other assets                                     4,264       5,040

                                                $329,648    $324,896

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Notes payable                                $19,425     $19,459
    Current portion of long-term debt                930       1,262
    Accounts payable                              25,218      13,380
    Deferred revenues and customer advances        5,634       4,738
    Deferred gain on leased equipment              8,398      10,350
    Other accrued expenses                        29,487      26,555

      Total current liabilities                   89,092      75,744

  Long-term debt, less current portion           150,000     150,064
  Stockholders' equity                            90,556      99,088

                                                $329,648    $324,896


                            LTX CORPORATION

                 CONSOLIDATED STATEMENT OF OPERATIONS

                              (Unaudited)
            (In thousands, except earnings per share data)

                                  Three Months         Six Months
                                     Ended               Ended
                                   January 31,         January 31,
                                 2004      2003      2004      2003

 Net sales                     $58,415   $27,011  $105,034   $57,018

 Cost of sales                  35,327    22,363    67,850    47,066

    Gross margin                23,088     4,648    37,184     9,952

 Engineering and product
  development expenses          16,487    15,917    33,066    35,020

 Selling, general and
  administrative expenses        6,841     7,496    13,223    13,895

 Reorganization costs                -     3,603         -     5,593

    Loss from operations          (240)  (22,368)   (9,105)  (44,556)

 Interest income (expense),
  net                           (1,195)     (509)   (2,136)   (1,005)

 Net loss                      $(1,435) $(22,877) $(11,241) $(45,561)

 Net loss per share
    Basic                       $(0.03)   $(0.46)   $(0.22)   $(0.93)
    Diluted                     $(0.03)   $(0.46)   $(0.22)   $(0.93)

 Weighted average shares
    Basic                       52,069    49,253    51,936    49,226
    Diluted                     52,069    49,253    51,936    49,226